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                                     FORM 15



   Certification and Notice of Termination of Registration under Section 12(g)
          of the Securities Exchange Act of 1934 or Suspension of Duty to
                      File Reports Under Section 13 and 15(d)
                       of the Securities Exchange Act of 1934


                        Commission File Number:  0-17879



                              BEST COLLATERAL, INC.
              (Exact name of registrant as specified in its charter)

             2447 Mission Street, San Francisco, California 94110
                                (415) 550-6674
              (Address, including zip code, and telephone number,
         including area code, of registrant's principal executive offices)

                           $0.10 Par Value Common Stock
               (Title of each class of securities covered by this Form)

                                      None
            (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(I)    [ X ]          Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12g-4(a)(1)(ii)   [   ]
      Rule 12g-4(a)(2)(i)    [   ]          Rule 12h-3(b)(2)(i)     [   ]
      Rule 12g-4(a)(2((ii)   [   ]          Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12h-3(b)(1)(i)    [   ]          Rule 15d-6              [   ]

    Approximate number of holders of record as of the certification or notice date: 137


                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, Best Collateral, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


DATED:    January 8, 1998             BEST COLLATIONAL, INC.

                                 By:  /s/  Robert E. Verhoeff
                                      ------------------------------------------
                                      Robert E. Verhoeff
                                      Vice President and Chief Financial Officer